SUBORDINATED PROMISSORY NOTE AND CONVERSION AGREEMENT

This Subordinated Promissory Note and Conversion Agreement (the "Note and Agreement") is made as of November 29, 2013 (the "Effective Date"), by and between:

- Global Arena Holding, Inc., a Delaware Corporation, with an address at 555 Madison Avenue, 12th Floor, New York, NY 10022 (the "Borrower" or the "Company") and
- Jia Hui New Climate Investment Ltd., of Room 1501(484), 15/F, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong, registered and incorporated in Hong Kong (the "Lender").

each a "Party", together "the Parties"

RECITALS

A. The Lender and the Borrower desire to enter into a promissory note, as described on Schedule A (referred to herein as the "Promissory Note" or "Note"). Pursuant to the Promissory Note, the Lender agrees to lend (the "Loan") to the Borrower, and the Borrower agrees to borrow from the Lender, certain sums as described on Schedule A, which sums bear interest as set forth on Schedule A;

B. It has been disclosed to the Lender and the Lender is aware, that RVH Inc. holds a promissory note (the "RVH Note") that continues and at all times shall remain, senior to the Promissory Note.

C. It has been disclosed to the Lender and the Lender is aware, that GT Marketing Group, LLC holds a promissory note (the "GT Note") that continues and at all times shall remain, senior to the Promissory Note.

D. It has been disclosed to the Lender and the Lender is aware, that the Sara Kuchrawy Living Trust holds a promissory note (the "Kuchrawy Note") that continues and at all times shall remain, senior to the Promissory Note.

E. The Lender is aware that the RVH Note gives RVH Inc. the right to recover all sums due and owing to it before any other creditor or investor would be paid, including the Lender;

F. The Lender is aware that the GT Note gives GT Marketing Group, LLC the right to recover all sums due and owing to it before any other creditor or investor would be paid, including the Lender;

G. The Lender is aware that the Kuchrawy Note gives the Sara Kuchrawy Living Trust the right to recover all sums due and owing to it before any other creditor or investor would be paid, including the Lender;

H. It has been disclosed to the Lender and the Lender is aware that the RVH Note is

and continues to be secured by the assets of Borrower and that in the event of a default by Borrower, RVH Inc. has the right to convert the sums due and owing to it into shares of the Borrower or exercise its right as a secured party;

I. The Borrower and the Lender desire to enter into this Note and Agreement;

J. The Lender will deposit the aggregate amount of the Loan to be deposited into an account (the "Escrow Account") that will be established under the terms and condition of a separate agreement ("Escrow Agreement") by and among the Lender, the Company and the Escrow Agent named in the Escrow Agreement (the "Escrow Agent");

K. The Borrower and Lender have discussed the Lender making additional loans to the Borrower under a similar terms and conditions as the Loan and the Note and any such additional loans shall rank pari passu with the Loan and the obligations of the Borrower under this Note; and

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree to enter into this agreement as follows:

1. Incorporation of Recitals. The above referenced recitals are specifically incorporated into this Note and Agreement as an integral part hereof, are true and accurate in all respects and are intended to bind the Parties hereto. For the avoidance of doubt, Recitals are not merely a statement of intention but are intended to be operative provisions of this Note and Agreement.

2. Integrated Document. It is the intention of the Parties hereto that this Note and Agreement and any exhibits and/or schedules and the warrant issued by the Borrower to the Lender on even date of this Agreement for the purchase of shares of common stock of the Borrower shall be read as and considered to be an integrated document, setting forth the entire agreement of the Parties hereto with respect to its subject matter. There are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning this Agreement. All prior and contemporaneous oral and written communications and negotiations shall be deemed merged into this Note and Agreement.

3. Choice of Law and Jurisdiction. This Note and Agreement shall be construed and enforced in accordance with the laws of the state of New York, without regard to its conflicts of laws rules. Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default and enforcement of the Note and Agreement. The Parties hereby irrevocably acknowledge and agree that any legal action, suit, proceeding or counterclaim arising out of, or in connection with, this Note and Agreement or the transactions contemplated hereby, or disputes relating thereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, in the State courts of New York located in New York County. The Parties hereby irrevocably accept and submit to the exclusive jurisdiction and venue of such courts *in personam*, with respect to any such action, suit, proceeding or counterclaim, and waive any claim that such forum is inconvenient or any similar claim.

4. Company Representations & Warranties. The Company hereby acknowledges, represents and warrants to, and agrees with, the Lender as follows, in each case, as of the date (the "Closing Date") that the funds for the Loan are released from the Escrow Account established under the Escrow Agreement and are provided to the Company:

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

(b) The Company has all requisite power and authority to enter into and deliver this Note and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Note by the Company and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action or proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Note and the consummation by the Company of the transactions contemplated hereby.

(c) There are no outstanding agreements or preemptive or similar rights affecting the Company's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock or equity of the Company or other equity interest in the Company, other than as listed on Schedule B.

(d) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its affiliates, the OTC Bulletin Board nor the Company's shareholders is required for the execution by the Company of this Note and Agreement and compliance and performance by the Company of its obligations under hereunder and thereunder. This Note and Agreement and the Company's performance of its obligations thereunder have been or will have been duly approved by the Company's Board of Directors.

(e) Neither the issuance and sale of the Note, nor the performance of the Company's obligations under this Note and all other agreements entered into by the Company relating thereto by the Company, will:

(i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its affiliates is a party, by which the Company or any of its affiliates is bound, or to which any of

the properties of the Company or any of its affiliates is subject, or (D) the terms of any agreement to which the Company, or any of its affiliates is a party; or

(ii) result in the creation or imposition of any Lien (as defined below) upon the securities or any of the assets of the Company or any of its affiliates; or

(iii) result in the activation of any anti-dilution rights or a reset or re-pricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company or of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(f) Other than disclosed to Lender or provided in this Note and Agreement, there is no pending or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates that would have a Material Adverse Effect (as defined by the Promissory Note).

(g) The Company has no liabilities or obligations, individually or in the aggregate, other than as disclosed in Schedule F, those incurred in the ordinary course of its business, those under this Agreement and such other liabilities or obligations that would not have a Material Adverse Effect.

(h) The Borrower confirms that, subject to being able to meet listing and regulatory requirements, it intends to seek a listing of its common stock on a major stock exchange within the next 18 months in order to provide liquidity to its shareholders.

(i) The Borrower confirms that Schedule G provides complete and accurate details of all subsidiaries and associated businesses (defined as any shareholding above 10%) as at the date of this Agreement.

5. Covenants of the Company. The Company hereby covenants and agrees with the Lender that from and after the Closing Date and for so long as any amount remains unpaid on this Note and Agreement, the Company shall:

(a) Notify the Lender if there is a breach or threatened breach of any of the representations and warranties provided for in this Note and Agreement and forward to the Lender any correspondence regarding any threatened or actual action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates, including without limitation, from the Securities and Exchange Commission or Financial Industry Regulatory Authority and each material development in respect thereof that if determined in a manner adverse to the Company would have a Material Adverse Effect;

(b) (A) comply in all respects with its reporting and filing obligations under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (B) comply on a timely basis with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act;

(c) Promptly after the Company shall obtain knowledge of the occurrence of any Event of Default or any event which with the notice or lapse of time or both would become an Event of Default, deliver to the Lender a notice specifying that such notice is a "Notice of Default" and describing such Default in reasonable detail, and in such Notice of Default or soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto.

(d) Promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company;

(e) Not, directly or indirectly, repay, reclassify, redeem, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its common stock, preferred stock, or other equity securities;

(f) Not enter into any merger, consolidation, or exchange of assets or securities where the Company is not the surviving entity unless the obligations of the Company under the Note are assumed by the surviving entity;

(g) Not, directly or indirectly, enter into any transaction with an officer or director or affiliate of the Company which is determined by the Company in good faith to be materially less favorable to the Company than the provisions that may be obtained from a person that is not an affiliate;

6. Representations and Warranties; Risk Factors

a. Reference to Schedule D. The representations and warranties of Lender set forth on Schedule D annexed hereto are incorporated herein by reference as if fully set forth herein and shall survive the execution and delivery of this Note and Agreement. All such representations and warranties are true and correct as of the date hereof and were true and correct as of the date of issuance of the Promissory Note.

b. Risk Factors. Without limiting the generality of paragraph 6(a), the Lender represents and warrants to the Borrower that he, she, or it has carefully considered and reviewed each of the risk factors enumerated on Schedule E, which risk factors are not intended, and shall not be deemed to be, a complete description of the commercial and other risks inherent in the investment in the Promissory Note, the Common Stock or any other debt or equity instruments of the Borrower.

c. Indemnity for Misrepresentation. Without limiting any other rights or remedies of the Borrower arising from any other provision contained in this Note and Agreement, the Lender agrees to indemnify and hold harmless the Borrower and its successors and assigns, and all persons, firms and corporations, that may now claim, or at any future time claim, under any of them (collectively, the "Indemnitee") from and against any and all losses,

claims, damages, judgments, penalties, liabilities and deficiencies, and agrees to reimburse the Indemnitee for all out-of-pocket expenses (including the fees and expenses of experts, legal counsel and litigation support professionals), in each case promptly as incurred by them to the extent arising out of or in connection with any misrepresentation, omission of fact or breach of any of the Lender's representations, warranties or covenants contained in this Note and Agreement. The Borrower may deduct and set-off all amounts owed to the Lender by the Borrower under the Promissory Note or otherwise.

7. Board Seat. The Company will support the nomination and take commercially reasonable efforts to support the election of one person that is appointed by the Lender as a member of the Board of Directors of the Borrower, and, whether or not appointed to the Board, the Lender shall be entitled to send a representative to attend all Board meetings of the Borrower.

8. Counterparts. This Note and Agreement may be executed in multiple counterparts, each of which is deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Note and Agreement may be executed and delivered via facsimile machine or portable document format (PDF) by the Parties hereto, which shall be deemed for all purposes as an original.

9. Warrants. To the extent the Lender has been issued or otherwise acquired warrants for the purchase of Common Stock, this Note and Agreement is not intended to, and does not, amend or modify in any way the terms of such warrants.

IN WITNESS WHEREOF, the Lender and the Borrower have caused this Note and Agreement be executed as of the Effective Date.

BORROWER:
Global Arena Holding, Inc
By: [signature]
Name: Joshua Winkler
Title: CEO

LENDER:
Jia Hui New Climate Investment Ltd
By: [signature]
Name: Liqiang Ma
Title: Chief Executive Officer

SCHEDULE A

Date Note Issued	Maturity Date	Principal Amount of Note	Interest Rate
November 2013	November 2018	US$500,000	12.0%

SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Global Arena Holding, Inc. ("Borrower" or the "Company") hereby promises to pay Jia Hui New Climate Investment Ltd, with an address of Room 1501(484), 15/F, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong (the "Lender"), the aggregate principal sum set forth above under "Principal Amount of Note". The principal amount of this note (the "Note") shall be due and payable on the date set forth above under "Maturity Date". Interest on the unpaid principal balance shall accrue at the rate of twelve percent (12.0%) per annum, compounded quarterly, from the date specified above under "Date Note Issued". Such interest shall be paid quarterly in arrears. All payments of interest and principal hereunder shall be made in U.S. currency to a bank account nominated by the Lender.

1. Conversion.

   a. Conversion Right. The Lender, or if the Note shall have been transferred prior to payment or conversion, the holder thereof, shall have the right, in its sole and absolute discretion, at any time to convert all or any part of the entire outstanding principal amount of this Note plus all accrued interest thereon, into duly authorized, fully paid and non-assessable shares of common stock of the Company (the "Common Stock") at the conversion price of $0.25 per share, subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of the Company. The Company agrees that it has no right to prevent the Lender from effecting such conversion, whether by attempting to prepay this Note (whether or not there shall have been a default hereunder) or otherwise. If the Lender opts to convert all or any portion of the Principal Amount and accrued and unpaid interest hereunder, the Company shall issue and deliver to such Lender, a certificate or certificates for the common stock to which the Lender shall be entitled within five days of the Lender exercising its right hereunder. The notice of conversion shall be in the form substantially as set forth on Schedule C.

   b. Delivery of Conversion Shares. The Capital Stock issued on conversion of the Note shall be delivered as follows: As promptly as practicable after conversion, Borrower shall deliver to the Lender, or if the Note shall have been transferred prior to payment or conversion, the holder thereof, or to such person or persons as are designated by the Lender or such holder of the Note in the Conversion Notice, a certificate or certificates representing the number of shares of Capital Stock into which the Note or portion thereof is to be converted in such name or names as are specified in the Conversion Notice, rounded to the nearest whole share. Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to Borrower for conversion, so that the person entitled to

receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

In the event that less than the entire outstanding principal of the Note is converted hereunder pursuant to subsection (a) above, the Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by the Lender, or if the Note shall have been transferred prior to payment or conversion, the holder thereof, and Borrower. If less than the entire principal balance of the Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

c. Reservation of Shares. Borrower agrees that, during the period within which the Promissory Note may be converted, Borrower will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of the Note, Capital Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights. Borrower agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and Borrower will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price.

d. Conversion Upon a Default. Upon an Event of Default and the Lender has not been able to collect payment of all obligations under this Note ("Obligations"), the Lender shall have the right, in its sole and absolute discretion, at any time, to convert the outstanding Principal Amount and all accrued interest thereon, or any portion thereof, into duly authorized, fully paid and non-assessable shares of common stock of the Company at the conversion price of $0.025 per share. The Company agrees that it has no right to prevent the Lender from effecting such conversion, whether by attempting to prepay this Note (whether or not there shall have been a default hereunder) or otherwise. If the Lender opts to convert all or any portion of the Principal Amount and accrued and unpaid interest hereunder, the Company shall issue and deliver to such Lender, a certificate or certificates for the common stock to which the Lender shall be entitled within five days of the Lender exercising its right hereunder.

2. Prepayment. The Promissory Note may be prepaid in whole or in part on ten (10) days' written notice.

3. Seniority: Automatic Stay. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, this Note shall be entitled to a claim in liquidation before participation by the holders of any Debt (as defined below) or of any capital stock of the Company, save for the RVH Note. The amount of the claim in liquidation shall equal the amount to which the Lender would be entitled in the case of payment. "Debt" shall mean (i) all obligations of the Company for borrowed money, (ii) all obligations of the Company evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of the Company to its employees, agents, accountants, counsel and other third parties, (iv) all obligations of the Company to pay the deferred purchase price of property or services, (v) all obligations of the Company as lessee under capitalized leases, (vi) all Debt of others

secured by a Lien on any asset of the Company and (vii) all Debt of others guaranteed by the Company. For the purposes of this Note and Agreement, the term "Lien" shall mean any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

The Company acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Company, then the Lender should be entitled to, among other relief to which the Lender may be entitled under this Note and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Lender to exercise all of its rights and remedies pursuant to this Note and/or applicable law. TO THE EXTENT PERMITTED BY LAW, THE COMPANY EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE LENDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THIS NOTE AND/OR APPLICABLE LAW. The Company hereby consents to any motion for relief from stay that may be filed by the Lender in any bankruptcy or insolvency proceeding initiated by or against the Company and, further, agrees not to file any opposition to any motion for relief from stay filed by the Lender. The Company represents, acknowledges and agrees that this provision is a specific and material aspect of this Note, and that the Lender would not agree to the terms of this Note if this waiver were not a part of this Note. The Company further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Lender nor any person acting on behalf of the Lender has made any representations to induce this waiver, that the Company has been represented in the signing of this Note and in the making of this waiver by independent legal counsel selected by the Company and that the Company has discussed this waiver with counsel.

4. Events of Default. Upon the occurrence of any of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) an Event of Default shall be deemed to have occurred:

(a) Default in the payment of the Principal Amount on the Maturity Date;

(b) Default in the payment, when due or declared due, of any interest payment hereunder, or any other fees, costs or expenses owed or payable to Lender as provided herein, including without limitation, attorneys' fees and expenses;

(c) The Company files for relief under the United States Bankruptcy Code (the "Bankruptcy Code") or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Company, and has not been resolved in a period of ten (10) days after such commencement;

(d) failure on the part of Company to observe or perform any other covenant or agreement on the part of Company contained in this Note (other than those covered by the clauses above) that has a Material Adverse Effect and such failure continues for a period of 30 days;

(e) any representation, warranty or certification made by the Company to the Lender shall be false or misleading and has a Material Adverse Effect;

(f) any event or condition shall occur which shall result in a default under any agreement between the Company and another person that continues for a period of 60 days and has a Material Adverse Effect;

(g) Any money judgment, writ or similar final process that cannot be appealed shall be entered or filed against Company or any of its property or other assets for more than $10,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 20 days; or

(i) a material adverse change in the material adverse effect on the Company's business, operating results and financial condition (a "Material Adverse Effect").

5. Effect of Default. Upon the occurrence of an Event of Default, the Principal Amount and all interest accrued thereon shall be immediately due and payable, and the Lender shall have the right to enforce its rights under applicable law and under this Note. Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within five (5) business days, otherwise than from the first date of such occurrence, the annual interest rate on this Note shall be the lower of the highest rate permitted by law or twenty-four percent (24%) until such Event of Default is substantially cured or waived.

6. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Lender to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

7. Unconditional Obligation; Waiver. The obligations hereunder are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. This Note may be enforced against the Company by summary proceeding pursuant to N.Y. Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.

The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this

Note, and shall be directly and promptly liable for the payment of all sums owing and to be owing hereunder, regardless of, and without any notice, diligence, act or omission with respect to, the collection of any amount called for hereunder.

Notwithstanding any provision of this Note to the contrary, the obligations of the Borrower are subordinated to the payment of full of the notes or other obligations as of the date that this Note is issued that by their terms rank senior to the obligations of the Company under this Note.

The Company is and shall be entitled to withhold or deduct all amounts that the Company is obligated to withholder under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and such amounts that are withheld shall be deemed paid to the Lender on the amount is withheld by the Company.

8. Cost of Collection. If any proceeding is brought against the Company to enforce any provision of this Note, the Company shall pay the Lender all reasonable and actual costs of collection, including attorneys' fees and expenses.

9. Severability. The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

10. Choice of Law and Jurisdiction. This Note shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default and enforcement of the Note. The Parties hereby irrevocably acknowledge and agree that any legal action, suit, proceeding or counterclaim arising out of, or in connection with, this Promissory Note or the transactions contemplated hereby, or disputes relating thereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, in the State courts of New York located in New York County. The Parties hereby irrevocably accept and submit to the exclusive jurisdiction and venue of such courts in personam, with respect to any such action, suit, proceeding or counterclaim, and waive any claim that such forum is inconvenient or any similar claim.

11. Assignment or Transfer of Rights. The Note and all rights thereunder are freely transferable by the holder thereof, subject to compliance with applicable state and federal securities laws. Any such assignment or transfer of rights under the Promissory Note must be promptly reported to the Borrower, who shall complete any registration or other requirements to effect the transfer.

12. Modification. This Note may not be changed, amended or modified except by agreement in writing signed by Borrower and the Lender.

13. Obligations Binding on Successors. Except as otherwise provided in this Promissory Note, all of the covenants, conditions, and provisions of this Promissory Note shall be binding upon the Parties hereto and their respective heirs, personal representatives, executors, administrators, successors, and assigns.

14. Waiver. The Parties acknowledge that no breach of any provision of the Promissory

Note shall be deemed waived unless evidenced in writing. A waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Promissory Note.

15. Counterparts. This Note may be executed in multiple counterparts, each of which is deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered via facsimile machine or portable document format (PDF) by the parties hereto, which shall be deemed for all purposes as an original.

BORROWER:

Global Arena Holding, Inc.

By: ___________________________
Joshua Winkler
Chief Executive Officer

SCHEDULE B

The Borrower hereby confirms that the fully share capital of the Company, after taking account of all options, warrants, rights to convert, and any similar instruments, is as follows:

WAVG Exercise Price	No of Warrants	Contractual Life
0.25	6,000,000	5
0.25	1,550,000	6.73
0.300	500,000.00	0.93
0.330	1,633,500.00	0.50
0.350	1,045,717.00	3.12
0.380	1,052,632.00	1.05
0.450	707,500.00	3.34
0.500	1,250,000.00	2.73
0.550	250,000.00	1.56
0.667	1,179,130.00	0.15
0.750	594,030.00	3.69
0.001	4,829,838.40	1.16

SCHEDULE C

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Promissory Note)

TO: Global Arena Holding, Inc.
555 Madison Avenue
New York City, NY 10022
Attention: John Matthews, Chairman

The undersigned hereby irrevocably elects to exercise the right to convert in full the principal and all accrued interest of the Promissory Note issued by Global Arena Holding, Inc. on ______________________ and having a remaining principal amount of $__________ into __________ common shares of Global Arena Holding, Inc. at a conversion price of twenty-five cents ($0.25) per share, pursuant to the terms of the Promissory Note as amended.

The common shares that will be issued upon conversion of the Promissory Note have not been registered under the provisions of the Securities Act of 1933, as amended, and Global Arena Holding, Inc. has no obligation to effect or attempt to effect any such registration and the certificate or other evidence of the shares of common stock will contain the appropriate legends.

The undersigned agrees not to sell, pledge or otherwise transfer any of the shares obtained through the conversion of the Promissory Note, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or applicable state securities laws.

Signature: ______________________

Name: ______________________

EIN or social security no: ______________________

Conversion Date: ______________________

Please issue the common shares in the following name and to the following address:

Issue to:
Name: ______________________

Address: ______________________

____

____

SCHEDULE D
Representations and Warranties

The Lender hereby represents and warrants to the Borrower as follows:

1. Lender has a preexisting personal or business relationship with the Borrower and/or its principal(s), or by reason of its business or financial experience, it is capable of evaluating the risks and merits of an investment in the Borrower and of protecting its own interests in connection with its investment in the Borrower.

2. Lender has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to its acquisition of its investment.

3. It is acquiring its investment in the Promissory Note for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Promissory Note. .

4. It acknowledges and understands that the offer and sale of the Units is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or 4(6) of the Securities Act and Regulation D promulgated thereunder or another exemption for the registration requirements, and, in accordance therewith, further represents and warrants that it is an "accredited investor" (as defined pursuant to Rule 501 of such regulation).

5. It is able to bear the economic risk of its investment in the Promissory Note for an indefinite period of time because (i) the Promissory Note has not been registered under the Securities Act and therefore cannot be sold unless it is subsequently registered under the Securities Act or an exemption from such registration is available, and (ii) the Borrower will be under no obligation to and will not seek to register the Promissory Note or to perfect or qualify any exemption from registration.

6. The Lender (or the Lender, together with a designated purchaser representative, as such term is defined by Regulation D promulgated under the Securities Act) has substantial experience in making investment decisions of this type and the Lender is aware of the fundamental risks and possible financial hazards of its investment in the Promissory Note and the Lender acknowledges that an investment in the Borrower is highly speculative and should be considered only by a sophisticated investor financially able to maintain such investor's investment and pay taxes with respect thereto from other sources, and who can afford to lose all or a substantial part of such investment.

7. The Lender acknowledges and agrees that the Lender has not relied upon any oral or written representations concerning the Borrower, or its proposed business, which representations, if any, were made solely in general terms and for illustrative purposes only, and the Lender should not construe or rely on any communication or documentation from the Borrower or its respective agents or representatives as investment, legal or tax advice. Further, the Borrower has no obligation to update any projection or fact or circumstances that are or have been described by Borrower. There

is no representation or warranty with respect to any project or forward looking statements of any kind or nature including any obligation to update any such projection or statement.

8. THE LENDER ACKNOWLEDGES THAT, INDEPENDENTLY AND WITHOUT RELIANCE UPON THE BORROWER, AND, INSTEAD, IN RELIANCE UPON ITS OWN REVIEW OF SUCH INFORMATION AS THE LENDER HAS DEEMED APPROPRIATE, IT HAS MADE ITS OWN INDEPENDENT ANALYSIS AND DECISION TO ENTER INTO THIS RESTATED NOTE, AND THE LENDER AGREES THAT, INDEPENDENTLY AND WITHOUT RELIANCE ON THE BORROWER, IT SHALL CONTINUE TO MAKE ITS OWN INDEPENDENT ANALYSIS AND DECISIONS IN CONNECTION WITH THE PROMISSORY NOTE AND IN TAKING OR IN REFRAINING FROM TAKING ANY ACTION WITH RESPECT TO THE PROMISSORY NOTE.

9. The Lender's overall commitment to investments which are not readily marketable is reasonable in relation to the Lender's net worth and the Lender is able to bear the economic risk of this investment and can provide for the Lender's current needs and possible personal contingencies and the Lender has determined that this investment is suitable for the Lender in light of the Lender's financial circumstances and available investment opportunities.

10. The Lender and/or the Lender's advisor(s) has/have received and reviewed the Specific Risk Factors annexed hereto as Schedule E and had access to or been furnished with sufficient facts and information to evaluate an investment in the Borrower and a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Borrower concerning the Borrower and all such questions have been answered to the full satisfaction of the Lender; any summaries, written or oral, of any agreements pertaining to an investment in the Borrower provided by the Borrower or other persons, have not been relied upon the Lender, who, together with its advisors, are solely responsible for any investment decision or examination of the investment opportunity made by the Lender.

11. The Lender is aware that there is no market for the Promissory Note or the common shares that may be issued upon exchange or conversion thereof, that it is unlikely that any such market will ever develop and that it may not be possible to liquidate the Lender's investment.

12. If the Lender is an entity other than an individual, it is validly existing and in good standing and has all requisite power to enter into this Promissory Note and to carry out the provisions hereof and thereof and has duly authorized the execution and delivery of this Promissory Note.

13. The execution and delivery of this Promissory Note and the performance of the obligations hereunder and thereof do not violate any provision of law, any order, rule or regulation of any court or governmental agency.

SCHEDULE E
Specific Risk Disclosures

Lender's Acknowledgements and Representations. As of the date hereof and any date on which the Lender exercises any conversion right provided for in the Promissory Note, the Lender hereby acknowledges and represents to the Borrower as follows:

Speculative Nature of an Investment in the Borrower.

(i) The Lender understands that his, her or its investment in the Promissory Note, the Common Stock, or any other debt or equity instruments of the Borrower (collectively, "Securities") is a speculative investment that involves a high degree of risk and the potential loss of his, her or its entire investment and, in particular, acknowledges that the Borrower has a limited operating history and is engaged in a highly competitive business.

(ii) The Lender Could Lose Its Entire Investment. The Securities are highly speculative, involve a high degree of risk and should not be acquired by any person who cannot afford the loss of the entire investment. The acquisition of Securities would be unsuitable for a person who cannot afford to sustain such a loss.

Risks Related to the Borrower's Business and the Securities.

(iii) Limited Working Capital. The Borrower has minimal working capital with which to execute its business plan. The Borrower anticipates needing additional working capital as its business expands, and the Borrower cannot provide assurances that it will have sufficient working capital to enable it to continue to operate profitably or accomplish the expansion of its business contemplated by its business plan.

(iv) Going Concern. The Lender should review all documents filed by the Borrower with the SEC, including any financial statements of the Borrower or its affiliates, which can be located online at www.sec.gov. The Lender hereby affirms that it has relied solely on such public filings of the Borrower to make its investment decision hereunder and on prior offerings. The Borrower has generated recurring losses and cash flow deficits from operations since inception and has had to continually borrow to continue operations. Such losses and cash flow deficits may be indicative of the Borrower inability to continue to operate as a going concern. The continued operations of the Borrower are dependent upon its ability to raise additional capital, obtain additional financing and/or generate positive cash flows from operations. The Borrower's management believes that it will be successful in obtaining additional financing, from which the proceeds will be primarily used to execute its operating plan. The Borrower plans to use its available cash to continue the development and execution of its business plan and expand its client base and services. However, the Borrower can give no assurance that such financing will be available on terms acceptable to the Borrower, or at all. Should

the Borrower not be successful in obtaining the necessary financing to fund its operations and ultimately achieve adequate profitability and cash flows from operations, the Borrower would need to curtail certain or all of its operating activities.

(v) Management's Discretion in Allocating Proceeds. Historically, the Borrower has funded its operations through the sale of promissory notes and other debt instruments. The proceeds from the sale of such notes and other debt instruments have been used to, among other things, compensate employees of the Borrower and its subsidiaries prior to replenishing the Borrower's working capital. Because management has the discretion to allocate the proceeds of the sale of any Securities, there can be no assurance that, should management elect to use such proceeds to compensate employees prior to paying other Borrower expenses, there will be sufficient amounts to meet working capital requirements.

(vi) NFA Complaint, FINRA Inquiries and Risks of Other Potential Regulatory Actions

(A) On March 1, 2013, as a result of an audit commenced in August 2012, the NFA filed a complaint with its Business Conduct Committee against the Borrower's subsidiary, Global Arena Commodities Corp. ("GACC"), a registered introducing broker and NFA member, and John Piazza, an NFA associate and the president, a principal and a registered associated person of GACC. The complaint generally alleged that GACC and/or John Piazza, as appropriate, acted as a futures commission merchant without maintaining the appropriate registration, failed to ensure that a third party who provided leads and customer referrals to GACC had not used misleading promotional material to generate such leads, failed to conduct adequate due diligence to determine whether an entity with which GACC conducted business required CFTC registration or NFA membership, failed to implement an adequate anti-money laundering program, and committed certain supervisory failures. The action was settled with the NFA in September 2013, resulting in a fine for the Company to the NFA of US$50,000, with no further liability to NFA in relation to the matters raised.

(B) In addition, certain directors, officers, employees and/or registered representatives of the Borrower's registered broker-dealer subsidiary, Global Arena Capital ("GAC"), have been called before FINRA for on-the-record interviews in connection with certain FINRA inquiries. At this time, GAC's management is unable to determine what will be the ultimate outcome of such interviews, including whether any formal investigation, proceeding or action will be instituted against GAC or certain of its directors, officers, employees and/or registered representatives relating to allegations of FINRA rule violations, and if so, whether any such investigation, proceeding or action will materially impact the Borrower's consolidated financial statements.

(vii) Restrictions on the Transfer of Certain Securities. The Common Stock issuable upon exercise of the Lender's conversion right will not be registered under the Securities Act or registered or qualified with any state securities regulatory agency. These Securities are restricted under the Securities Act and state securities laws and may not be transferred or sold absent an effective registration statement or an exemption from registration under applicable federal and state securities law. Although shares of the Borrower's Common Stock currently trade on the OTC Bulletin Board, it is impossible to predict how they will trade in the future or whether there will continue to be an active trading market. Regardless of whether such trading market exists, such Common Stock will not be registered under the Securities Act and may not be sold or transferred unless and until such registration has been effected or an exemption from registration is available.

(viii) The Conversion Rate is Arbitrary. The number of shares of Common Stock into which the Promissory Note can be converted has been determined solely by the Borrower based on a number of factors, including how such securities currently trade on the OTC Bulletin Board, financial projections prepared by the Borrower, the projected capital needs of the Borrower and the general conditions of the securities markets at the time hereof. It bears no relationship to the earnings or book value of the Borrower or other recognized criteria of valuation. The Lender should not consider the conversion rate as an indication of the fair market value of the Common Stock.

(ix) The Issuance of a Substantial Number of the Borrower's Securities Will Likely Negatively Affect the Market Price of the Borrower's Common Stock. The future issuance of a substantial number of shares of the Borrower's Common Stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for the Borrower's Common Stock. The Borrower expects that it will likely issue a substantial number of shares of its capital stock pursuant to the conversion of outstanding promissory notes and in subsequent financing transactions in order to fund the Borrower's operations and the growth of its business. Under these arrangements, the Borrower may agree to register the shares for resale soon after their issuance. The Borrower may also issue shares of its capital stock as part of any strategic acquisitions it may engage in or for other business purposes, which would dilute the Lender's interest in the Borrower's business (assuming the conversion of the Promissory Note). Also, shares issued in this manner could negatively affect the market price of the Borrower's Common Stock.

(x) The Borrower Does Not Intend to Pay Cash Dividends on Its Common Stock in the Foreseeable Future. Any payment of cash dividends will depend upon the Borrower's financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Borrower's board of directors. The Borrower does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Furthermore, the Borrower may incur indebtedness that may restrict or prohibit the payment of dividends.

(xi) The Price of the Borrower's Common Stock May be Volatile, Which May Lead to Losses by Investors. The price of the Borrower's Common Stock may fluctuate significantly in response to a number of factors, including:

(A) the Borrower's quarterly operating results;

(B) changes in earnings estimates by analysts and whether the Borrower's earnings meet or exceed such estimates;

(C) developments in the financial industry;

(D) additions or departures of key personnel; and

(E) other events or factors that may be beyond the Borrower's control.

Volatility in the market price of the Borrower's Securities could lead to claims against the Borrower. Defending these claims could result in significant litigation costs and a diversion of the Borrower's management's attention and resources.

(xii) Developments in Market and Economic Conditions Have in the Past Adversely Affected, and May in the Future Adversely Affect, the Borrower's Business and Profitability. Performance in the financial services industry is heavily influenced by the overall strength of economic conditions and financial market activity, which generally have a direct and material impact on the Borrower's results of operations and financial condition. Beginning in late 2007, significant weakness and volatility in the credit markets stemming from difficulties in the U.S. housing market spread to the broader financial markets and began to affect global economic growth. In 2008, uncertain and unfavorable market conditions resulting from the global credit crisis were predominant, leading to a recession in the United States and/or other significantly unfavorable economic and market dynamics. It is difficult to predict how long the uncertain and unfavorable market and economic conditions experienced through 2012 will continue, whether contagion from the global credit crisis will cause market and economic conditions to continue to deteriorate and which of the Borrower's markets, products and businesses will continue to be adversely affected and to what degree. Uncertain or unfavorable market or economic conditions, including those anticipated for 2013 and beyond, or market volatility even in the absence of a downturn, could result in reduced transaction volumes, reduced revenue and reduced profitability in some or all of the Borrower's principal businesses.

(xiii) The Borrower's Subsidiaries Face Intense Competition in These Uncertain Financial Times.

(A) All aspects of the financial securities business are highly competitive. In the Borrower's subsidiaries' general brokerage, commodity and investment management activities, the Borrower competes directly with numerous other firms, many of which are large well-known firms with

substantially greater financial and personnel resources. The Borrower's subsidiaries compete for financial transactions on the basis of the Borrower's experience in the industry, its ability to execute transactions and the strength of its relationships with clients. In investment banking activities, the Borrower's subsidiary competes with large investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. The Borrower's subsidiaries compete for these investment-banking transactions on the basis of the Borrower relationships with issuers and potential investor and the Borrower's experience in the industry and transactional fees.

(B) Many of the Borrower's subsidiaries' competitors for financial services and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. The Borrower also competes with a number of smaller regional brokerage firms throughout the United States. In the Borrower's advisory activities and commodity business, the Borrower's subsidiaries compete with investment banking and consulting firms on the basis of expertise in their broad variety of industries.

(C) The securities industry has become considerably more concentrated and more competitive, as numerous securities firms have either ceased operations or have been acquired by, or merged into, other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than the Borrower possesses. Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry. The Borrower's subsidiaries also compete with other securities firms for successful registered representatives, securities traders and investment bankers. Competition for qualified employees in the financial services industry is intense. The Borrower's continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

(xiv) <u>The Borrower is Subject to Government and Industry Regulation.</u>

(A) The Borrower's business and subsidiaries are subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity

of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. In general, broker-dealers, registered investment advisors, and commodity companies are required to register with the SEC or the Commodity Futures Trading Commission ("CFTC") and/or become members of the Financial Industry Regulatory Authority ("FINRA") or National Futures Association ("NFA"), which are self-regulatory organizations. Specifically, the Borrower's subsidiary, Global Arena Capital Corp., is a broker-dealer registered with the SEC and a member of FINRA; its subsidiary, Global Arena Commodity Corp, is registered with the CFTC and a member of the NFA; and its subsidiary, Global Arena Investment Management, is an investment adviser registered with the SEC.

(B) The Borrower's subsidiaries are also subject to regulation under state law. The federal securities laws prohibit the states from imposing substantive requirements on broker-dealers, investment advisors, and commodity companies who are subject to federal laws that exceed the requirements imposed under federal law. The federal laws, however, generally do not preclude the states from imposing registration requirements on financial service firms that operate within their jurisdiction or from sanctioning financial services firms who have engaged in misconduct.

(C) The SEC, CFTC, self-regulatory organizations, and state regulatory agencies may conduct administrative proceedings in connection with alleged violations of applicable laws or rules, which can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker-dealer, investment advisor and commodity Borrower registrations or licenses, including those of their directors, officers, employees or representatives. The adoption of new laws or rules, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of the Borrower as well as its subsidiaries.

(xv) <u>The Borrower May Make Strategic Acquisitions or Divest or Exit Existing Businesses, Which Could Cause the Borrower to Incur Unforeseen Expense and Have Disruptive Effects On Our Business But May Not Yield the Benefits the Borrower Expects.</u> The Borrower expects to grow through corporate development activities that include acquisitions. Any corporate development activity that the Borrower determines to pursue will be accompanied by a number of risks. After the Borrower announces or completes a transaction, the Borrower's share price could decline if investors view the transaction as too costly or unlikely to improve its competitive position. Costs or difficulties relating to a transaction, including integration of products, employees, technology systems, accounting systems and management controls, may be difficult to predict accurately and be

greater than expected causing our estimates to differ from actual results. We may be unable to retain key personnel after the transaction, and the transaction may impair relationships with customers and business partners. These difficulties could disrupt the Borrower's ongoing business, increase the Borrower's expenses and adversely affect the Borrower's operating results and financial condition. In addition, the Borrower may be unable to achieve anticipated benefits and synergies from the transaction as fully as expected or within the expected time frame. Divestitures or elimination of existing businesses or products could have similar effects.

(xvi) The Borrower May Not be Able to Effectively Manage its Anticipated Growth. In order for the Borrower to accommodate anticipated growth and to compete effectively in its industry, the Borrower will need to continue to implement and improve its operations on a timely basis, as well as expand, motivate and manage its personnel. Successful implementation of the Borrower's strategy also requires that it recruit additional key employees in management, supervision, operations and sales as the need arises. The Borrower cannot assure the Lender that the Borrower's personnel, systems, procedures and controls will be adequate to support the Borrower's existing and future operations. Any failure to implement and improve such operations could have a Material Adverse Effect.

(xvii) The Borrower's Growth Depends on its Ability to Expand its Client Base, Which is Unproven. The Borrower's growth depends upon its ability to undertake sales with existing clientele and to expand sales nationally with new clients. The Borrower cannot assure the Lender that the Borrower's efforts to increase and expand sales can be accomplished on a profitable basis. The Borrower's expansion will depend on a number of factors, including some over which the Borrower has no control whatsoever (such as market conditions and the actions or omissions of third parties). If the Borrower fails to expand its clients and sales in a timely manner, such failure could have a Material Adverse Effect.

(xviii) The Growth of Electronic Trading and the Introduction of New Technology May Adversely Affect the Borrower's Business and May Increase Competition. Technology is fundamental to the Borrower's industry. The growth of electronic trading and the introduction of new technologies is changing the Borrower's businesses and presenting it with new challenges. Securities, futures and options transactions are increasingly occurring electronically and through other alternative trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. Some of these alternative-trading systems compete with the Borrower's brokerage business, and the Borrower may experience continued competitive pressures in this and other areas. In addition, the increased use by the Borrower's clients of low-cost electronic trading systems and direct electronic access to trading markets could cause a reduction in commissions and spreads.

(xix) The Volume of Anticipated Investment Banking Revenues May Differ From Actual Results. The completion of anticipated investment banking transactions in

the Borrower's subsidiary pipeline is uncertain and beyond the Borrower's control, and the Borrower's investment banking revenue is typically earned upon the successful completion of a transaction. In most cases the Borrower receives little or no payment for investment banking engagements that do not result in the successful completion of a transaction. For example, a client's acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client's or counterparty's business. If the parties fail to complete a transaction on which the Borrower is advising or an offering in which the Borrower is participating, the Borrower will earn little or no revenue from the transaction. Accordingly, the Borrower's business is highly dependent on market conditions as well as the decisions and actions of the Borrower's clients and interested third parties, and the number of engagements the Borrower has at any given time (and any characterization or description of the Borrower's deal pipeline) is subject to change and may not necessarily result in future revenues.

(xx) Financing and Advisory Services Engagements are Individual in Nature and Do Not Generally Provide for Subsequent Engagements. Even though the Borrower's subsidiaries work to represent clients at every stage of their lifecycle, such subsidiaries are typically retained on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions. In particular, revenues related to mergers and acquisitions transactions tend to be "lumpy" from quarter to quarter due to the one-time nature of the transaction and the size of the fee. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If the Borrower's subsidiaries are unable to generate a substantial number of new engagements and generate fees from the successful completion of those transactions, the Borrower's business and results of operations will likely be adversely affected.

(xxi) Underwriting Activities May Place the Borrower's Capital at Risk. The Borrower's subsidiaries may incur losses and be subject to reputational harm to the extent that, for any reason, they are unable to sell securities they may purchase as an underwriter at the anticipated price levels. As an underwriter, they also are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings they underwrite. In addition, if the Borrower's subsidiaries engage in underwriting, they may purchase large blocks of stock from issuers or significant stockholders, and block trades increasingly are being effected without an opportunity to pre-market the transaction, which increases the risk that they may be unable to resell the purchased securities at favorable prices. These factors may result in losses to the Borrower even when economic and market conditions are generally favorable for others in our industry.

(xxii) <u>An Inability to Readily Divest or Transfer Trading Positions May Result in Financial Losses to the Borrower's Business.</u> The Borrower's subsidiaries do not currently hold funds or securities for their customers or with respect to proprietary trading actives; however, they may choose to do so in the future. Timely divestiture or transfer of the Borrower's trading positions, including equity, fixed income and other securities positions, can be impaired by decreased trading volume, increased price volatility, rapid changes in interest rates, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions and changes in industry and government regulations. This is true for both customer transactions that the Borrower facilitates as agent as well as proprietary trading positions that the Borrower's subsidiaries may maintain. The value may decline as a result of many factors, including issuer-specific, market or geopolitical events. Changing market conditions also are increasing the risks associated with trading positions, which could adversely affect the Borrower's business and the Borrower's overall results of operations from its subsidiaries.

(xxiii) <u>Asset Management Revenue May Vary Based on Investment Performance and Market and Economic Factors.</u>

(A) The Borrower intends to expand its asset management business. Revenues from this business would primarily be derived from management fees, which are based on assets under management. The Borrower's ability to maintain or increase assets under management is subject to a number of factors, including investors' perception of past performance, market or economic conditions, competition from other fund managers and the Borrower's ability to negotiate terms with major investors.

(B) Investment performance is one of the most important factors in retaining clients and competing for new asset management business. Poor investment performance and other competitive factors could reduce the Borrower's revenues and impair its growth in many ways: clients may withdraw funds from the Borrower's asset management business in favor of better performing products or a different investment style or focus; the Borrower's capital investments in its investment funds or the capital the Borrower has committed to new asset management products may diminish in value or may be lost; and the Borrower's key employees in the business may depart, whether to join a competitor or otherwise.

(C) To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the Borrower's asset management revenues will likely be reduced and its ability to raise new funds will likely be impaired. Even when market conditions are generally favorable, the Borrower's investment performance may be adversely affected by its investment style and the particular investments that it makes.

(D) In addition, over the past several years, the size and number of investment funds, including exchange-traded funds, hedge funds and private equity funds, has continued to increase. If this trend continues, it is possible that it will become increasingly difficult for the Borrower to raise capital for new investment funds or price competition may mean that the Borrower is unable to maintain its current fee structure.

(xxiv) The Borrower has Experienced Significant Pricing Pressure in Areas of its Business, Which May Impair the Borrower's Revenues and Profitability. In recent years the Borrower's subsidiaries have experienced significant pricing pressures on trading margins and commissions in equity and fixed income trading. In the fixed income market, regulatory requirements have resulted in greater price transparency, leading to increased price competition and decreased trading margins. In the equity market, the Borrower's subsidiaries have experienced increased pricing pressure from institutional clients to reduce commissions, and this pressure has been augmented by the increased use of electronic and direct market access trading, which has created additional competitive downward pressure on trading margins. The trend toward using alternative trading systems is continuing to grow, which may result in decreased commission and trading revenue, reduce participation in the trading markets and the Borrower's ability to access market information, and lead to the creation of new and stronger competitors. Institutional clients also have pressured financial services firms to alter "soft dollar" practices under which brokerage firms bundle the cost of trade execution with research products and services. Some institutions are entering into arrangements that separate (or "unbundle") payments for research products or services from sales commissions. These arrangements have increased the competitive pressures on sales commissions. Additional pressure on sales and trading revenue may impair the profitability of the Borrower's business. The Borrower believes that price competition and pricing pressures in these and other areas will continue as institutional investors continue to reduce the amounts they are willing to pay, including by reducing the number of brokerage firms they use, and some of the Borrower's competitors seek to obtain market share by reducing fees, commissions or margins.

(xxv) The Financial Services Industry and the Markets in Which the Borrower Operates are Subject to Systemic Risk that Could Adversely Affect the Borrower's Business and Results. Participants in the financial services industry and markets increasingly are closely interrelated, for example as a result of credit, trading, clearing, technology and other relationships between them. As a result, an adverse development or issue with one participant (such as a default) could spread to others and lead to significant concentrated or market-wide problems (such as defaults, liquidity problems or losses) for other participants, including the Borrower. This systemic risk has increased in recent years due to factors such as financial industry consolidation, the proliferation of hedge funds, the prevalence of leverage and higher-risk activities, concentration of risk, the increased use of sophisticated and structured financial products, and globalization, resulting in

higher vulnerability to market disruptions and spill-over effects (sometimes described as "contagion"). Further, the control and risk management infrastructure of the markets in which the Borrower's subsidiaries operate often is outpaced by financial innovation and growth in new types of securities, transactions and markets. Systemic risk is inherently difficult to assess and quantify, and its form and magnitude can remain unknown for significant periods of time.

(xxvi) Risk Management Processes May Not Fully Mitigate Exposure to the Various Risks that the Borrower Faces, Including Market Risk, Liquidity Risk and Credit Risk. The Borrower's subsidiaries continue to refine their risk management techniques, strategies and assessment methods on an ongoing basis. However, risk management techniques and strategies, both the Borrower's subsidiaries' and those available to the market generally, may not be fully effective in mitigating the Borrower's risk exposure in all economic market environments or against all types of risk. For example the Borrower's subsidiaries might fail to identify or anticipate particular risks that the Borrower's systems are capable of identifying, or the systems that they use, and that are used within the industry generally, may fail to anticipate certain risks. Some of their strategies for managing risk are based upon the Borrower's use of observed historical market behavior. Any failures in their risk management techniques and strategies to accurately quantify their risk exposure could limit the Borrower's ability to manage risks. In addition, any risk management failures could cause the Borrower's losses to be significantly greater than the historical measures indicate. Further, the Borrower's risk modeling cannot take all risks into account. The Borrower's more qualitative approach to managing those risks could prove insufficient, exposing the Borrower to material unanticipated losses.

(xxvii) An Inability to Access Capital Readily or on Terms Favorable to the Borrower Could Impair the Borrower's Ability to Fund Operations and Could Jeopardize the Borrower's Financial Condition.

(A) Liquidity, or ready access to funds, is essential to the Borrower's subsidiaries' businesses. In the future the Borrower may need to incur debt or issue equity in order to fund its working capital requirements, as well as to execute its growth initiatives that may include acquisitions and other investments. The Borrower's access to funding sources could be hindered by many factors, and many of these factors the Borrower cannot control, such as economic downturns and the disruption of financial markets or negative news about the financial industry generally or the Borrower specifically. Factors that are specific to the Borrower's business include the possibility that lenders or investors could develop a negative perception of the Borrower's long-term or short-term financial prospects, for example if the Borrower incurred large trading losses or if the level of the Borrower's business activity decreased due to a market downturn. Similarly, the Borrower's access to funds may be impaired if regulatory authorities took significant action against the Borrower, or if the Borrower

discovered that one of its employees had engaged in serious unauthorized or illegal activity.

(B) The Borrower currently does not have a credit rating, which could adversely affect the Borrower's liquidity and competitive position by increasing its borrowing costs and limiting access to sources of liquidity that require a credit rating as a condition to providing funds. The Borrower's liquidity also could be impacted by the Borrower's engagement in any proprietary trading activities if these activities involve long-term investments and/or investments in specific markets without liquidity, or the Borrower's proprietary positions represent significant portions of a specific market, creating liquidity restrictions for the Borrower's positions.

(xxviii) The Borrower Relies on John S. Matthews, Josh Winkler, Robert Cain, Marc Goldin and Kathryn Weisbeck in the Execution of the Borrower's Business Plan, and the Borrower Would be Adversely Impacted if They Were to Become Unavailable to the Borrower. The Borrower believes that its ability to execute its business strategy will depend to a significant extent upon the efforts and abilities of John S. Matthews, the Borrower' Chairman as well as the officers of the Borrower's subsidiary companies. If any of the Borrower's officers were to become unavailable to the Borrower, the Borrower's operations would be adversely affected.

(xxix) The Borrower's Ability to Attract, Develop and Retain Highly Skilled and Productive Employees is Critical to the Success of the Borrower's Business. The Borrower faces intense competition for qualified employees from other businesses in the financial services industry, and the performance of the Borrower's business may suffer to the extent it is unable to attract and retain employees effectively, particularly given the relatively small size of the Borrower and its employee base compared to some of its competitors. The primary sources of revenue in each of the Borrower's business lines are commissions and fees earned on advisory and financing transactions and customer accounts managed by the Borrower's employees, who are regularly recruited by other firms and in certain cases are able to take their client relationships with them when they change firms. Some specialized areas of the Borrower's business are operated by a relatively small number of employees, the loss of any of whom could jeopardize the continuation of that business following the employee's departure.

(xxx) The Borrower's Outsourced Systems and Services and the Borrower's Internal Systems are Critical Components of the Borrower's Operations, and Failure of Those Systems or Other Aspects of the Borrower's Operations Infrastructure May Disrupt its Business, Cause Financial Loss and Constrain the Borrower's Growth.

(A) The Borrower's clearing agents typically transact thousands of securities trades on a daily basis across multiple markets on behalf of the Borrower's customers and those of such agents' other clients. Such agents' data and

transaction processing, financial, accounting and other technology and operating systems are essential to this task. A system malfunction or mistake made relating to the processing of transactions on their part could result in financial loss, liability to clients, regulatory intervention and reputational damage on the Borrower's part and constrain its ability to grow. The Borrower's subsidiaries also contract with third parties for the Borrower's market data services, which constantly broadcast news, quotes, analytics and other relevant information to the Borrower's employees. The Borrower's subsidiaries contract with other vendors to produce and mail customer statements and to provide other services. In the event that any of these service providers fails to adequately perform such services or the relationship between that service provider and the Borrower's subsidiary is terminated, the customers may experience a significant disruption in the Borrower's operations, including the Borrower's ability to timely and accurately process transactions or maintain complete and accurate records of those transactions.

(B) Adapting or developing our technology systems to meet new regulatory requirements, client needs and industry demands also is critical for the Borrower's business. Introduction of new technologies present new challenges on a regular basis. The Borrower has an ongoing need to upgrade and improve its various technology systems. This need could present operational issues or require significant capital spending. It also may require the Borrower to make additional investments in technology systems and may require the Borrower to reevaluate the current value and/or expected useful lives of its technology systems, which could negatively impact its results of operations.

(C) Secure processing, storage and transmission of confidential and other information in the Borrower's computer systems and networks also is critically important to the Borrower's business. The Borrower takes protective measures and endeavors to modify them as circumstances warrant. However, the Borrower's computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, inadvertent, erroneous or intercepted transmission of information (including by e-mail), and other events that could have an information security impact. If one or more of such events occur, this potentially could jeopardize the Borrower's or its clients' or counterparties' confidential and other information processed and stored in, and transmitted through, the Borrower's computer systems and networks, or otherwise cause interruptions or malfunctions in the Borrower's, the Borrower's clients', the Borrower's counterparties' or third parties' operations. The Borrower may be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures, and the Borrower may be subject to

litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by the Borrower.

(D) A disruption in the infrastructure that supports our business due to fire, natural disaster, health emergency (such as a disease pandemic), power or communication failure, act of terrorism or war may affect the Borrower's ability to service and interact with its clients. If the Borrower is not able to implement contingency plans effectively, any such disruption could harm its results of operations.

(xxxi) <u>The Borrower's Exposure to Legal Liability is Significant and Could Lead to Substantial Damages.</u> The Borrower faces significant legal risks in its businesses. These risks include potential liability under securities laws and regulations in connection with investment banking and other securities transactions. The volume and amount of damages claimed in litigation, arbitrations, regulatory enforcement actions and other adversarial proceedings against financial services firms have increased in recent years. The Borrower's experience has been that adversarial proceedings against financial services firms typically increase during a market downturn. The Borrower also is subject to claims from disputes with its employees and its former employees under various circumstances. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time, making the amount of legal reserves related to these legal liabilities difficult to determine and subject to future revision. Legal or regulatory matters involving the Borrower's directors, officers or employees in their individual capacities also may create exposure for the Borrower because it may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law. In addition, like other financial services companies, the Borrower may face the possibility of employee fraud or misconduct. The precautions the Borrower takes to prevent and detect this activity may not be effective in all cases and the Borrower cannot assure you that it will be able to deter or prevent fraud or misconduct. Exposures from and expenses incurred related to any of the foregoing actions or proceedings could have a negative impact on the Borrower's results of operations and financial condition. In addition, future results of operations could be adversely affected if reserves relating to these legal liabilities are required to be increased or legal proceedings are resolved in excess of established reserves.

(xxxii) <u>The Borrower May Suffer Losses if its Reputation is Harmed</u>. The Borrower's ability to attract and retain clients and employees may be diminished to the extent its reputation is damaged. If the Borrower fails, or is perceived to fail, to address various issues that may give rise to reputational risk, the Borrower could harm its business prospects. These issues include, but are not limited to, appropriately dealing with market dynamics (such as the current credit crisis), potential conflicts of interest, legal and regulatory requirements, ethical issues, customer privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in the

Borrower's products and services. Failure to appropriately address these issues could give rise to loss of existing or future business, financial loss, and legal or regulatory liability, including complaints, claims and enforcement proceedings against the Borrower, which could, in turn, subject the Borrower to fines, judgments and other penalties.

(xxxiii) The Application of the "Penny Stock" Rules to the Borrower's Common Stock Could Limit the Trading and Liquidity of the Common Stock, Adversely Affect the Market Price of the Borrower's Common Stock and Increase the Borrower's Transaction Costs to Sell Those Shares. As long as the trading price of the Borrower's Common Stock is below $5.00 per share, the open-market trading of the Borrower's Common Stock will be subject to the "penny stock" rules, unless the Borrower otherwise qualifies for an exemption from the "penny stock" definition. The "penny stock" rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (as defined under SEC Rule 501(a)). These regulations, if they apply, require the delivery, prior to any transaction involving a "penny stock," of a disclosure schedule explaining the "penny stock" market and associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of the Borrower's Common Stock, reducing the liquidity of an investment in the Borrower's Common Stock and increasing the transaction costs for sales and purchases of the Borrower's Common Stock as compared to other securities.

(xxxiv) The Market Price for the Borrower's Common Stock May be Particularly Volatile Given the Borrower's Status as a Relatively Unknown Borrower with a Small and Thinly-Traded Public Float that has a Limited Operating History, Which Could Lead to Wide Fluctuations in the Borrower's Share Price; the Price at Which the Lender Acquires the Common Stock May Not be Indicative of the Price of the Common Stock that Will Prevail in the Trading Market; the Lender May be Unable to Sell its Common Stock At or Above its Acquisition Price, Which May Result in Substantial Losses to the Lender. The market for the Borrower's Common Stock may be characterized by significant price volatility when compared to seasoned issuers, and the Borrower expects that its share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in the Borrower's share price is attributable to a number of factors. First, as noted above, the Borrower's shares of Common Stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by the Borrower's stockholders may disproportionately influence the price of those shares in either direction. The price for the Borrower's shares could, for example, decline precipitously in the event that a large number of the Borrower's shares of Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Second, the Borrower is a speculative or "risky" investment due to its limited operating history and uncertainty of future market acceptance for its services. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their Securities on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond the Borrower's control and may decrease the market price of the Borrower's Common Stock, regardless of the Borrower's operating performance. The Borrower cannot make any predictions or projections as to what the prevailing market price for its Common Stock will be at any time, including as to whether shares of its Common Stock will sustain market prices at or near the imputed acquisition price of any acquired shares of Common Stock based on the conversion rate, or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

(xxxv) The Borrower's Stock Price May Fluctuate as a Result of Several Factors, Including but not Limited to Changes in the Borrower's Revenues and Operating Results. The Borrower has experienced, and expects to experience in the future, fluctuations in the market price of its Common Stock due to factors that relate to the nature of the Borrower's business, including but not limited to changes in the Borrower's revenues and operating results. The Borrower's business, by its nature, does not produce steady and predictable earnings on a quarterly basis, which causes fluctuations in the Borrower's stock price that may be significant. Other factors that may affect the Borrower's stock price include changes in or news related to economic or market events or conditions, changes in competitive conditions in the securities industry, developments in regulation affecting the Borrower's business, failure to meet the expectations of market analysts and changes in recommendations or outlooks by market analysts.

(xxxvi) The Borrower's Executive Officers, Directors and Insider Stockholders, and Parties Related to Them, Own or Control a Significant Portion of the Borrower's Outstanding Common Stock, Which May Limit the Lender's Ability and the Ability of the Borrower's Other Stockholders, Whether Acting Alone or Together, to Propose or Direct the Management or Overall Direction of the Borrower. Additionally, this Concentration of Ownership Could Discourage or Prevent a Potential Takeover That Might Otherwise Result in Receiving a Premium Over the Market Price of the Lender's Securities. A significant portion of the Borrower's outstanding Common Stock are owned and controlled by insiders, including the Borrower's directors and executive officers, and relatives of such persons. Such substantial control may adversely affect the price of the Borrower's Common Stock. The Borrower's principal stockholders may be able to influence matters requiring approval by the Borrower's stockholders, including the election of directors, mergers or other business combinations. Such substantial control may also make it difficult for the Borrower's stockholders to receive a premium for their shares of the Borrower's Common Stock in the event the Borrower merges with a third party or enters into different transactions which

require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Borrower's Common Stock. In addition, certain provisions of Delaware corporate law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Borrower. Accordingly, the existing principal stockholders together with the Borrower's directors and executive officers will have the power to control the election of the Borrower's directors and the approval of actions for which the approval of the Borrower's stockholders is required. If the Lender acquires shares, it may have no effective voice in the management of the Borrower.

(xxxvii) <u>Failure to Achieve and Maintain Effective Internal Controls in Accordance With Section 404 of the Sarbanes-Oxley Act of 2002 Could Prevent the Borrower From Producing Reliable Financial Reports or Identifying Fraud; In Addition, Stockholders Could Lose Confidence in the Borrower's Financial Reporting, Which Would Have an Adverse Effect on the Borrower's Stock Price.</u>

(A) Effective internal controls are necessary for the Borrower to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude the Borrower from accompanying these critical functions. The Borrower will be required to document and test its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of the Borrower's internal controls over financial reporting. Because the Borrower is neither a "large accelerated filer" nor an "accelerated filer" as defined under SEC Rule 12b-2, the Borrower is not required to have the registered public accounting firm that prepares or issues its audit report to attest to or report on such management assessment. Although the Borrower intends to augment its internal controls procedures and expand its accounting staff the Borrower cannot guarantee that this will occur or that such augmentation and expansion will be sufficient.

(B) During the course of the Borrower's testing, the Borrower may identify deficiencies, which it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if the Borrower fails to maintain the adequacy of the Borrower's internal accounting controls, as such standards are modified, supplemented or amended from time to time, the Borrower may not be able to ensure that it can conclude on an ongoing basis that it will have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause the Borrower to face regulatory action and also cause investors to lose confidence in the Borrower's

reported financial information, either of which could have an adverse effect on the Borrower's stock price.

(xxxviii) Consolidation of Disclosure with Warrant. Reference is made to the Warrant that is issued by the Borrower to the Lender on the date of this Note and Agreement. All disclosures made in this Note and Agreement shall be deemed made in such Warrant and all disclosures made in such Warrant shall be deemed made in this Note and Agreement.

Schedule F
Material Liabilities

The following provides details of all liabilities of the Company, or guaranteed by the Company, in excess of US$50,000 outstanding, due or likely to be due, as at 30 September 2013, and all capital commitments due or contracted for in excess of US$50,000 as at 30 September 2013.

Due To	**Amount US$**	**Due Date**
RVH Inc	354,515	30 May 2013
GT Marketing Group Inc	400,000	14 October 2014
Various Promissory Notes*	628,000	31 December 2013
Various Professional Fees	400,000	
Postal Service Fees and Insurance	25,000	

* A series of individual notes ranging from US$15,000 - $75,000 per note, totaling $628,000, most of which are due 31 December 2013

There have been no material changes to the above figures since 30 September 2013

Schedule G



Global Arena Holding Inc
Global Arena Capital Corp.
Broker/Dealer
100 %
MGA International Brokerage
Full-Service Insurance Broker
66 %
Global Arena Investment Management LLP
Registered Investment Advisor
75%
Global Arena Commodities Corp.
Independent Introducing Broker
100 %
Lillybell Entertainment LLC
Fine Art and Entertainment Finance
66 %
Global Arena Macro Fund Ltd.
51 %
Global Arena Master Fund Ltd.
51 %
Lillybell Art Management LLC
66 %
Lillybell Art Fund LP
66 %